UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                AMENDMENT NO. 1

                   Under the Securities Exchange Act of 1934


                          NATIONAL HEALTH PARTNERS INC
            -------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
            -------------------------------------------------------
                         (Title of Class of Securities)


                                  63634c 10 5
            -------------------------------------------------------
                                 (CUSIP Number)


                                  JULY 6, 2012
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

CUSIP No. 63634c 10 5            SCHEDULE 13G/A1
________________________________________________________________________________

1.   Name of Reporting Person:  TAMMI SHNIDER

     I.R.S. Identification No. of above person (entities only).:  N/A
________________________________________________________________________________

2.   Check the Appropriate Box if a Member of a Group*
     (a)  [_]
     (b)  [_]
________________________________________________________________________________

3.   Sec Use Only
________________________________________________________________________________

4.   Citizenship or Place of Organization:  U.S.
________________________________________________________________________________

  Number of
               5.   Sole Voting Power:         22,350,000
   Shares
               _________________________________________________________________
Beneficially
               6.   Shared Voting Power:                0
  Owned by
               _________________________________________________________________
    Each
               7.   Sole Dispositive Power:    22,350,000
  Reporting
               _________________________________________________________________
   Person
               8.   Shared Dispositive Power:           0
    With
________________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  22,350,000

________________________________________________________________________________

10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*  [_]

                                 NOT APPLICABLE
________________________________________________________________________________

11.  Percent of Class Represented by Amount in Row 9:    9.6%

________________________________________________________________________________

12.  Type of Reporting Person*:  IN - INDIVIDUAL
________________________________________________________________________________

                              (* See Instructions)

CUSIP No. 63634c 10 5            SCHEDULE 13G/A1
________________________________________________________________________________

Item 1(a).  Name of Issuer:  NATIONAL HEALTH PARTNERS INC

      (b).  Address of Issuer's Principal Executive Offices:

                         120 GIBRALTAR ROAD, SUITE 107
                               HORSHAM, PA 19044
________________________________________________________________________________

Item 2(a).  Name of Person Filing:  TAMMI SHNIDER

      (b).  Address of Principal Business Office, or if None, Residence:

                              3764 MOON BAY CIRCLE
                              WELLINGTON, FL 33414

      (c).  Citizenship:  U.S.

      (d).  Title of Class of Securities:  COMMON

      (e).  CUSIP Number:  63634c 10 5
________________________________________________________________________________

Item 3. If This Statement is Filed Pursuant to ss.240.13d-1(b), or 240.13d-2(b) or (c), Check whether the person filing is a: NOT APPLICABLE

     (a) [_]  Broker or dealer registered under section 15 of the Act.

     (b) [_]  Bank as defined in Section 3(a)(6) of the Act.

     (c) [_]  Insurance company as defined in section 3(a)(19) of the Act.

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940.

     (e) [_]  An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)

     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j) [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).
________________________________________________________________________________

CUSIP No. 63634c 10 5            SCHEDULE 13G/A1
________________________________________________________________________________

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:  22,350,000
                                     ----------

     (b) Percent of class:  9.6%
                            ----

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote: 22,350,000
                                                         ----------

         (ii)  Shared power to vote or to direct the vote:        0
                                                           --------

         (iii) Sole power to dispose or to direct the disposition of: 22,350,000
                                                                      ----------

         (iv)  Shared power to dispose or to direct the disposition of:        0
                                                                        --------

________________________________________________________________________________

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                                 NOT APPLICABLE
________________________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                                 NOT APPLICABLE
________________________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
                                 NOT APPLICABLE
________________________________________________________________________________

Item 8.  Identification and Classification of Members of the Group.

                                 NOT APPLICABLE
________________________________________________________________________________

CUSIP No. 63634c 10 5            SCHEDULE 13G/A1
________________________________________________________________________________

Item 9.  Notice of Dissolution of Group.

                                 NOT APPLICABLE
________________________________________________________________________________

Item 10. Certifications.

     (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     July 12, 2012
                                        ----------------------------------------
                                                        (Date)


                                                   /s/ Tammi Shnider
                                        ----------------------------------------
                                                      (Signature)


                                                     Tammi Shnider
                                        ----------------------------------------
                                                      (Name/Title)

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